Exhibit 10.17
LOAN AGREEMENT
This Agreement dated as of May 30, 2007, is between Bank of America, N.A. (the “Bank”) and California Water Service Company (the “Borrower”).
1.	FACILITY NO. 1: LINE OF CREDIT AMOUNT AND TERMS

1.1	Line of Credit Amount.

(a)	During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the “Facility No. 1 Commitment”) is Fifty-Five Million and 00/100 Dollars ($55,000,000.00).

(b)	This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

(c)	The Borrower agrees not to permit the principal balance outstanding to exceed the Facility No. 1 Commitment. If the Borrower exceeds this limit, the Borrower will immediately pay the excess to the Bank upon the Bank’s demand.
1.2 Availability Period. The line of credit is available between the date of this Agreement and April 30, 2012, or such earlier date as the availability may terminate as provided in this Agreement (the “Facility No. 1 Expiration Date”).
1.3	Repayment Terms.

(a)	The Borrower will pay interest on May 31, 2007, and then on the last day of each month thereafter until payment in full of any principal outstanding under this facility.

(b)	The Borrower will repay in full any principal, interest or other charges outstanding under this facility no later than the Facility No. 1 Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Facility No. 1 Expiration Date.

1.4	Interest Rate.

(a)	The interest rate is a rate per year equal to the Bank’s Prime minus 1.5 percentage points.

(b)	The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank’s Prime Rate.
1.5 Optional Interest Rates. Instead of the interest rate based on the rate stated in the paragraph entitled “Interest Rate” above, the Borrower may elect the optional interest rates listed below for this Facility No. 1 during interest periods agreed to by the Bank and the Borrower. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a “Portion.” The following optional interest rates are available:
(a)	The LIBOR Rate plus 0.25 percentage point.

1.6	Letters of Credit.

(a)	During the availability period, at the request of the Borrower, the Bank will issue: standby letters of credit with a maximum maturity of three hundred sixty-five (365) days but not to extend more than three hundred sixty-five (365) days beyond the Facility No. 1 Expiration Date. The standby letters of credit may include a provision providing that the maturity date will be automatically extended each year for an additional year unless the Bank gives written notice to the contrary.

(b)	The amount of the letters of credit outstanding at any one time (including the drawn and unreimbursed amounts of the letters of credit) may not exceed Ten Million and 00/100 Dollars ($10,000,000.00).

(c)	In calculating the principal amount outstanding under the Facility No. 1 Commitment, the calculation shall include the amount of any letters of credit outstanding, including amounts drawn on any letters of credit and not yet reimbursed.

(d)	The following letter of credit is outstanding from the Bank for the account of the Borrower:

Letter of Credit Number	Amount
3060134	$500,000.00
As of the date of this Agreement, this letter of credit shall be deemed to be outstanding under this Agreement, and shall be subject to all the terms and conditions stated in this Agreement.
(e)	The Borrower agrees:
(i)	Any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

(ii)	If there is a default under this Agreement, to immediately deposit cash collateral with the Bank as required under Section B.2 (Deposit Events.) of each Bank form Application and Agreement for Standby Letter of Credit signed by the Borrower.

(iii)	The issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank’s written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

(iv)	To sign the Bank’s form Application and Agreement for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

(v)	To pay any issuance and/or other fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

(vi)	To allow the Bank to automatically charge its checking account for applicable fees, discounts, and other charges.

2.	OPTIONAL INTEREST RATES
2.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on May 31, 2007, and then on the last day of each month thereafter until payment in full of any principal outstanding under this Agreement. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs. At the end of each interest period, the interest rate will revert to the rate stated in the paragraph(s) entitled “Interest Rate” above, unless the Borrower has designated another optional interest rate for the Portion.
2.2	LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

(a)	The interest period during which the LIBOR Rate will be in effect will be one or two weeks, one month, two months, three months, four months, five months, six months, seven months, eight months, nine months, ten months, eleven months or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which banks are open for business in New York and London and dealing in offshore dollars (a “LIBOR Banking Day”). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

(b)	Each LIBOR Rate Portion will be for an amount not less than One Hundred Thousand and 00/100 Dollars ($100,000.00).

(c)	The “LIBOR Rate” means the interest rate determined by the following formula. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)
Where,

(i)	“London Inter-Bank Offered Rate” means for any applicable interest period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by the Bank from time to time) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period for U.S. Dollar deposits (for delivery on the first day of such interest period) with a term equivalent to such interest period. If such rate is not available at such time for any reason then the rate for that interest period will be determined by such alternate method as reasonably selected by the Bank. A “London Banking Day” is a day on which banks in London are open for business and dealing in offshore dollars.

(ii)	“Reserve Percentage” means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.
(d)	The Borrower shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Pacific time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

(e)	The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:
(i)	Dollar deposits in the principal amount, and for periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

(ii)	The LIBOR Rate does not accurately reflect the cost of a LIBOR Rate Portion.
(f)	Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A “prepayment” is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.
(g)	The prepayment fee shall be equal to the amount (if any) by which
(iii) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, using the Initial Money Market Funds Rate, exceeds

(iv) the interest rate which would have been recoverable by the Bank by reinvesting the amount prepaid for the period starting on the date on which it was prepaid and ending on the last day of the interest period, using the Subsequent Money Market Funds Rate.

The following definitions will apply to the calculation of the prepayment fee:

“Money Market” means one or more wholesale rate markets available to the Bank, including the LIBOR, Eurodollar, and SWAP rate markets as applicable and available, or such other appropriate Money Market as determined by the Bank in its sole discretion.

“Initial Money Market Funds Rate” means the fixed interest rate per annum, determined solely by the Bank on the date that the Borrower requests the LIBOR Rate Portion, as the rate at which the Bank would be able to borrow funds in the Money Market in the amount of the LIBOR Rate Portion and with an interest period equal to the interest period of the LIBOR Rate Portion.

“Subsequent Money Market Funds Rate” means the fixed interest rate per annum, determined solely by the Bank on the date of the prepayment, as the rate at which the Bank would be able to reinvest funds in the Money Market in the prepaid amount of the LIBOR Rate Portion for a period of time approximating the period starting on the date of the prepayment and ending on the last day of the original interest period of the LIBOR Rate Portion.

The Bank may adjust the Initial Money Market Funds Rate and the Subsequent Money Market Funds Rate to reflect the compounding, accrual basis, or other costs of the LIBOR Rate Portion. The rates shall include adjustments for reserve requirements, federal deposit insurance, and any other similar adjustment which the Bank deems appropriate. Each of the rates is the Bank’s estimate only, and the Bank is under no obligation to actually purchase or match funds for any transaction or reinvest any prepayment. The rates are not fixed by or related in any way to any rate the Bank quotes or pays for deposits accepted through its branch system. The rates will be based on information from either the Telerate or Reuters information services, The Wall Street Journal, or other information sources the Bank deems appropriate.
3.	FEES AND EXPENSES

3.1	Fees.

(a)	Periodic Commitment Fee. The Borrower agrees to pay a periodic commitment fee in the amount of Twelve Thousand Dollars ($12,000).

This fee is due on the date of the Agreement, and on May 31st of 2008 and May 31st of each year thereafter until the expiration of the availability period.

(b)	Late Fee. To the extent permitted by law, the Borrower agrees to pay a late fee in an amount not to exceed four percent (4%) of any payment that is more than fifteen (15) days late. The imposition and payment of a late fee shall not constitute a waiver of the Bank’s rights with respect to the default.
3.2 Expenses. The Borrower agrees to immediately repay the Bank for expenses that include, but are not limited to, reasonable filing, recording and search fees, appraisal fees, title report fees, and documentation fees, in each case promptly following the presentation of an invoice for the expenses.
3.3 Reimbursement Costs. The Borrower agrees to reimburse the Bank for all reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys’ fees, including any allocated costs of the Bank’s in-house counsel to the extent permitted by applicable law.

4.	DISBURSEMENTS, PAYMENTS AND COSTS

4.1	Disbursements and Payments.

(a)	Each payment by the Borrower will be made in U.S. Dollars and immediately available funds by direct debit to a deposit account as specified below or, for payments not required to be made by direct debit, by mail to the address shown on the Borrower’s statement or at one of the Bank’s banking centers in the United States.

(b)	Each disbursement by the Bank and each payment by the Borrower will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrower to sign one or more promissory notes.

4.2	Telephone and Telefax Authorization.

(a)	The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign loan agreements on behalf of the Borrower, or any other individual designated by any one of such authorized signers.

(b)	Advances will be deposited in and repayments will be withdrawn from account number 14872-00230 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower.

(c)	The Borrower will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrower to give such instructions. This paragraph will survive this Agreement’s termination, and will benefit the Bank and its officers, employees, and agents.

4.3	Direct Debit (Pre-Billing).

(a)	The Borrower agrees that the Bank will debit deposit account number 14872-00230 owned by the Borrower or such other of the Borrower’s accounts with the Bank as designated in writing by the Borrower (the “Designated Account”) on the date each payment of principal and interest and any fees from the Borrower becomes due (the “Due Date”).

(b)	Prior to each Due Date, the Bank will mail to the Borrower a statement of the amounts that will be due on that Due Date (the “Billed Amount”). The bill will be mailed a specified number of calendar days prior to the Due Date, which number of days will be mutually agreed from time to time by the Bank and the Borrower. The calculations in the bill will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

(c)	The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the “Accrued Amount”). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:
(i)	If the Billed Amount is less than the Accrued Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrower will not be in default by reason of any such discrepancy.

(ii)	If the Billed Amount is more than the Accrued Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.
Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrower interest on any overpayment.

(d)	The Borrower will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

(e)	The Borrower may terminate this direct debit arrangement at any time by sending written notice to the Bank at the address specified at the end of this Agreement. If the Borrower terminates this arrangement, then the principal amount outstanding under this Agreement will at the option of the Bank bear interest at a rate per annum which is 0.5 percentage point higher than the rate of interest otherwise provided under this Agreement.

4.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank’s lending office is located, and, if such day relates to amounts bearing interest at an offshore rate (if any), means any such day on which dealings in dollar deposits are conducted among banks in the offshore dollar interbank market. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.
4.5 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. Installments of principal which are not paid when due under this Agreement shall continue to bear interest until paid.
4.6 Default Rate. Upon the occurrence of any default or after maturity or after judgement has been rendered on any obligation under this Agreement, all amounts outstanding under this Agreement, including any interest, fees, or costs which are not paid when due, will at the option of the Bank bear interest at a rate which is 2.0 percentage points higher than the rate of interest otherwise provided under this Agreement. This may result in compounding of interest. This will not constitute a waiver of any default. The Bank will notify the Borrower of its decision to exercise its option to impose the default rate, and the Bank’s notice will set forth the date on which the default rate became or will become effective.
5.	CONDITIONS
Before the Bank is required to extend any credit to the Borrower under this Agreement, it must receive any documents and other items it may reasonably require, in form and content acceptable to the Bank, including any items specifically listed below.
5.1 Authorizations. If the Borrower or any guarantor is anything other than a natural person, evidence that the execution, delivery and performance by the Borrower and/or such guarantor of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.
5.2	Governing Documents. If required by the Bank, a copy of the Borrower’s organizational documents.

5.3	Guaranties. Guaranty signed by California Water Service Group (“CWSG”).
5.4 Payment of Fees. Payment of all fees and other amounts due and owing to the Bank, including without limitation payment of all accrued and unpaid expenses incurred by the Bank as required by the paragraph entitled “Reimbursement Costs.”
5.5 Good Standing. Certificates of good standing for the Borrower from its state of formation and from any other state in which the Borrower is required to qualify to conduct its business.
5.6	Insurance. Evidence of insurance coverage, as required in the “Covenants” section of this Agreement.

6.	REPRESENTATIONS AND WARRANTIES
When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:
6.1 Formation. If the Borrower is anything other than a natural person, it is duly formed and existing under the laws of the state or other jurisdiction where organized.
6.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within the Borrower’s powers, have been duly authorized, and do not conflict with any of its organizational papers.
6.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.
6.4 Good Standing. In each state in which the Borrower does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes except where (other than in respect of its jurisdiction of organization) its failure to be so could not reasonably be expected to have a material adverse effect on its business condition (financial or otherwise) or ability to repay this credit.
6.5 No Conflicts. This Agreement does not conflict with any law, material agreement, or material obligation by which the Borrower is bound.
6.6 Financial Information. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of CWSG’s (and any guarantor’s) financial condition, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of CWSG.
6.7 Lawsuits. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower which, if lost, would impair the Borrower’s financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank.
6.8 Permits, Franchises. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights, copyrights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.
6.9 Other Obligations. The Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation, except as have been disclosed in writing to the Bank.
6.10 Tax Matters. The Borrower has no knowledge of any pending assessments or adjustments of its income tax for any year and all material taxes due have been paid, except as have been disclosed in writing to the Bank or as are being contested in good faith and by appropriate proceedings diligently conducted and as to which adequate reserves are being maintained on the books of the Borrower in accordance with GAAP.
6.11 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.
6.12 Insurance. The Borrower has obtained, and maintained in effect, the insurance coverage required in the “Covenants” section of this Agreement.
6.13	ERISA Plans.

(a)	Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law except where failure to be in compliance could not reasonably be expected to have a material adverse effect on the Borrower’s business condition (financial or otherwise) or ability to repay this credit. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification. The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA where such liability could reasonably be expect to have a material adverse effect on the Borrower’s business condition (financial or otherwise) or ability to repay this credit.

(b)	There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

(c)	With respect to any Plan subject to Title IV of ERISA:
(i)	No reportable event has occurred under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(ii)	No action by the Borrower or any ERISA Affiliate to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

(iii)	No termination proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.
(d)	The following terms have the meanings indicated for purposes of this Agreement:
(i)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(ii)	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

(iii)	“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code.

(iv)	“PBGC” means the Pension Benefit Guaranty Corporation.

(v)	“Plan” means a pension, profit-sharing, or stock bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by the Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.
7.	COVENANTS
The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:
7.1 Use of Proceeds. To use the proceeds of Facility No. 1 only for working capital, permitted acquisitions, general corporate purposes and to bridge capital expenditures.
7.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time. The Bank reserves the right, upon written notice to the Borrower, to require the Borrower to deliver financial information and statements to the Bank more frequently than otherwise provided below, and to use such additional information and statements to measure any applicable financial covenants in this Agreement.
(a)	Within ten (10) days after the date of filing with the Securities and Exchange Commission (“SEC”), the annual financial statements of CWSG, certified and dated by an authorized financial officer. These financial statements must be audited (with an opinion satisfactory to the Bank) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated, consolidating, and unconsolidated basis.

(b)	Within ten (10) days after the date of filing with the SEC, quarterly financial statements of CWSG (other than the last fiscal quarter of any fiscal year), certified and dated by an authorized financial officer. These financial statements may be company-prepared. the statements shall be prepared on a consolidated, condolidating, and unconsolidated basis.

(c)	Within the same time periods that the annual and quarterly financial statements are required under subparagraphs (a) and (b) immediately above, a compliance certificate of CWSG signed by an authorized financial officer, and setting forth (i) the information and computations (on a consolidated basis and in sufficient detail) of the Debt to Capitalization Ratio (as defined in Paragraph 8.15 below) and the Interest Coverage Ratio (as defined in Paragraph 8.16 below) to establish compliance with those financial covenants at the end of the period covered by the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action CWSG is taking and proposes to take with respect thereto.

(d)	Copies of the Form 10-K Annual Report and Form 10-Q Quarterly Report for CWSG within ten (10) days after the date of filing with the SEC, provided that all such reports shall be deemed delivered when delivered to the SEC and posted to EDGAR.

(e)	The annual financial projections of CWSG covering the forthcoming fiscal year and specifying the assumptions used in creating the projections. The projections shall be provided to the Bank by April 30th of each year.
7.3 Other Debts. Not to have outstanding or incur any direct or contingent liabilities or lease obligations (other than those to the Bank), or become liable for the liabilities of others, without the Bank’s written consent. This does not prohibit:

(a)	Acquiring goods, supplies, or merchandise on normal trade credit.

(b)	Endorsing negotiable instruments received in the usual course of business.

(c)	Obtaining surety bonds in the usual course of business.

(d)	Liabilities, lines of credit and leases in existence on the date of this Agreement disclosed in writing to the Bank.

(e)	Additional debts and lease obligations for the acquisition of fixed assets, to the extent permitted under Paragraph 7.4(d) of this Agreement.

(f)	Additional debts assumed in connection with acquisitions permitted under Paragraph 7.7(b) of this Agreement.

(g)	Additional obligations of the Borrower consisting of first mortgage bonds or unsecured senior notes substantially similar in amount and structure to those certain first mortgage bonds and unsecured senior notes that are outstanding as of the date of this Agreement.

(h)	Operating leases entered into the ordinary course of business.

(i)	Contingent obligations in respect of customary indemnification and purchase price adjustment obligations incurred in connection with asset sales permitted by this Agreement.

(j)	Contingent liabilities granted in favor of title insurers in the ordinary course of business.
7.4 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:
(a)	Liens and security interests in favor of the Bank.

(b)	Liens for taxes not yet delinquent.

(c)	Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d)	Additional purchase money security interests in assets acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed Five Million Dollars ($5,000,000) at any one time.

(e)	Liens securing first mortgage bonds permitted under the preceding paragraph.

(f)	Landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like liens arising in the ordinary course of business which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the Borrower.

(g)	Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any lien imposed by ERISA.

(h)	Deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business.

(i)	Easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower.

(j)	Liens securing judgments for the payment of money not constituting an event of default hereunder or securing appeal or other surety bonds related to such judgments.

(k)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution.

7.5	Maintenance of Assets.

(a)	Not to sell, assign, lease, transfer or otherwise dispose of any part of the Borrower’s business or the Borrower’s assets except in the ordinary course of the Borrower’s business and except for such dispositions as may be necessary in connection with remedial actions taken by the Borrower to remedy certain Plans, as disclosed to the Bank prior to the date of this Agreement.

(b)	Not to sell, assign, lease, transfer or otherwise dispose of any assets for less than fair market value, or enter into any agreement to do so.

(c)	Not to enter into any sale and leaseback agreement covering any of its fixed assets.

(d)	To maintain and preserve all rights, privileges, and franchises the Borrower now has, except to the extent the failure to do so could not be reasonably expected to have a material adverse effect on the Borrower’s business condition (financial or otherwise) or ability to repay this credit.

(e)	To make any repairs, renewals, or replacements to keep the Borrower’s properties in good working condition (ordinary wear and tear excluded).

(f)	Additional debts assumed in connection with acquisitions permitted under Paragraph 7.7(b) of this Agreement.
7.6	Loans. Not to make any loans, advances or other extensions of credit to any individual or entity, except for:

(a)	Existing extensions of credit disclosed to the Bank in writing.

(b)	Extensions of credit to the Borrower’s current subsidiaries.

(c)	Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to non-affiliated entities.

7.7	Additional Negative Covenants. Not to, without the Bank’s written consent:

(a)	Enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

(b)	Acquire or purchase a business or its assets for a consideration, including assumption of direct or contingent debt, in excess of Ten Million Dollars ($10,000,000) in the aggregate in each fiscal year. Before making any such acquisition, the Borrower must obtain the prior, effective written consent or approval of the board of directors or equivalent governing body of the business being acquired.

(c)	Engage in any business activities substantially different from the Borrower’s present business.

(d)	Liquidate or dissolve the Borrower’s business.

(e)	Voluntarily suspend the Borrower’s business for more than seven (7) days in any thirty (365) day period.

7.8	Notices to Bank. To promptly notify the Bank in writing of:

(a)	Any lawsuit over Five Million and 00/100 Dollars ($5,000,000.00) against the Borrower (or any guarantor).

(b)	Any substantial dispute between any governmental authority and the Borrower (or any guarantor).

(c)	Any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

(d)	Any material adverse change in the Borrower’s (or any guarantor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

(e)	Any change in the Borrower’s name, legal structure, place of business, or chief executive office if the Borrower has more than one place of business.

(f)	Any actual contingent liabilities of the Borrower (or any guarantor), and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Five Million and 00/100 Dollars ($5,000,000.00) in the aggregate.

7.9	General Business Insurance. To maintain insurance as is usual for the business it is in.
7.10 Compliance with Laws. To comply with the laws (including any fictitious or trade name statute), regulations, and orders of any government body with authority over the Borrower’s business, except to the extent that the failure to do so could not reasonably be expected to have a material adverse effect on the Borrower’s business condition (financial or otherwise) or ability to repay this credit. The Bank shall have no obligation to make any advance to the Borrower except in compliance with all applicable laws and regulations and the Borrower shall fully cooperate with the Bank in complying with all such applicable laws and regulations.
7.11 ERISA Plans. Promptly during each year, to pay and cause any subsidiaries to pay contributions adequate to meet at least the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify the Bank within ten (10) days of the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Capitalized terms in this paragraph shall have the meanings defined within ERISA.
7.12	ERISA Plans-Notices. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

(a)	The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

(b)	Any action by the Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c)	The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

7.13	Books and Records. To maintain adequate books and records.
7.14 Audits. To allow the Bank and its agents to inspect the Borrower’s properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower’s properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank’s requests for information concerning such properties, books and records.
7.15	Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

8.	DEFAULT AND REMEDIES
If any of the following events of default occurs, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event which, with notice or the passage of time, will constitute an event of default has occurred and is continuing, the Bank has no obligation to make advances or extend additional credit under this Agreement. In addition, if any event of default occurs, the Bank shall have all rights, powers and remedies available under any instruments and agreements required by or executed in connection with this Agreement, as well as all rights and remedies available at law or in equity. If an event of default occurs under the paragraph entitled “Bankruptcy,” below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.
8.1 Failure to Pay. The Borrower fails to make a payment of principal under this Agreement when due, or fails to make a payment of interest, any fee or other sum under this Agreement within five (5) days after the date when due.
8.2 Other Bank Agreements. Any default occurs under any other agreement the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has with the Bank or any affiliate of the Bank. For purposes of this Agreement, “Obligor” shall mean any guarantor or any party pledging collateral to the Bank.
8.3 Cross-default. Any default occurs under any agreement in connection with any credit the Borrower (or any Obligor) or any of the Borrower’s related entities or affiliates has obtained from anyone else or which the Borrower (or any

Obligor) or any of the Borrower’s related entities or affiliates has guaranteed in the amount of Five Million Dollars ($5,000,000) or more in the aggregate.
8.4 False Information. The Borrower or any Obligor has given the Bank false or misleading information or representations.
8.5 Bankruptcy. The Borrower, any Obligor, or any general partner of the Borrower or of any Obligor files a bankruptcy petition, a bankruptcy petition is filed against any of the foregoing parties, or the Borrower, any Obligor, or any general partner of the Borrower or of any Obligor makes a general assignment for the benefit of creditors.
8.6 Receivers. A receiver or similar official is appointed for a substantial portion of the Borrower’s or any Obligor’s business, or the business is terminated, or, if any Obligor is anything other than a natural person, such Obligor is liquidated or dissolved.
8.7 Lawsuits. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower or any Obligor in an aggregate amount of Five Million and 00/100 Dollars ($5,000,000.00) or more in excess of any insurance coverage.
8.8 Judgments. Any final judgments or arbitration awards are entered against the Borrower or any Obligor, or the Borrower or any Obligor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Ten Million and 00/100 Dollars ($10,000,000.00) or more in excess of any insurance coverage.
8.9 Material Adverse Change. A material adverse change occurs, or is reasonably likely to occur, in the Borrower’s (or any Obligor’s) business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.
8.10 Government Action. Any government authority takes action that the Bank believes materially adversely affects the Borrower’s or any Obligor’s financial condition or ability to repay.
8.11 Default under Related Documents. Any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty.
8.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of the Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower:
(a)	A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

(b)	Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by the Borrower or any ERISA Affiliate.
8.13 Other Breach Under Agreement. A default occurs under any other term or condition of this Agreement not specifically referred to in this Article. This includes any failure or anticipated failure by the Borrower (or any other party named in the Covenants section) to comply with the financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to the Borrower or the Bank. If the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower.
8.14 Restrictive Covenant. CWSG directly or indirectly agrees to any arrangement whereby the ability of any of its subsidiaries to pay dividends to CWSG is restricted.
8.15 Debt to Capitalization Ratio. CWSG fails to maintain on a consolidated basis a Debt to Capitalization Ratio not exceeding 0.667:1.0.
“Debt to Capitalization Ratio” means the ratio of Funded Debt to the sum of Net Worth plus Funded Debt.

“Funded Debt” of any person shall mean (i) all Indebtedness of such person for borrowed money or which have been incurred in connection with the acquisition of assets in each case having a final maturity of one or more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payments shall constitute a current liability of the obligor under GAAP, (ii) all Capitalized Rentals of such person, and (iii) all guaranties by such person of Funded Debt of others.

“Indebtedness” of a person means all obligations of such person which in accordance with GAAP shall be classified upon a balance sheet of such person as liabilities of such person, and in any event shall include all (i) obligations of such person for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) obligations secured by any lien upon property or assets owned by such person, even though such person has not assumed or become liable for the payment of such obligations, (iii) obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such person, notwithstanding the fact that the rights and remedies of the seller, lender or lessor under such agreement in the event of default are limited to repossession or sale of property, (iv) Capitalized Rentals and (v) guaranties of obligations of others of the character referred to in this definition. Notwithstanding the foregoing, the term ‘Indebtedness’ as it relates to CWSG shall not include obligations of CWSG with respect to advances for construction from third parties.

“Capitalized Rentals” of any person shall mean as of the date of any determination thereof the amount at which the aggregate Rentals due and to become due under all capitalized leases under which such person is a lessee would be reflected as a liability on a consolidated balance sheet of such person.

“Rentals” shall mean and include as of the date of any determination thereof all fixed payments (including as such all payments which the lessee is obligated to make to the lessor on termination of the lease or surrender of the property) payable by a person, as lessee or sublessee under a lease of real or personal property, but shall be exclusive of any amounts required to be paid by such person (whether or not designated as rents or additional rents) on account of maintenance, repairs, insurance, taxes and similar charges. Fixed rents under any so-called “percentage leases” shall be computed solely on the basis of the minimum rents, if any, required to be paid by the lessee regardless of sales volume or gross revenues.

“Net Worth” means the value of consolidated total assets (including leaseholds and leasehold improvements and reserves against assets) less total liabilities, including but not limited to accrued and deferred income taxes.
8.16 Interest Coverage Ratio. CWSG fails to maintain on a consolidated basis an Interest Coverage Ratio of at least 2.5:1.0.
“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Interest Charges for such period.

“EBITDA” means, for any period, for CWSG on a consolidated basis, an amount equal to net income for such period plus (a) the following to the extent deducted in calculating such net income: (i) Interest Charges for such period, (ii) the provision for Federal, state, local and foreign income taxes payable by CWSG for such period, (iii) depreciation and amortization expense for such period, (iv) other extraordinary losses of CWSG reducing such net income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such net income: (i) Federal, state, local and foreign income tax credits of CWSG for such period and (ii) all extraordinary non-cash gains and non-cash items increasing net income for such period.

“Interest Charges” means, for any period, for CWSG on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of CWSG in connection with borrowed money to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of CWSG with respect to such period under capital leases that is treated as interest in accordance with GAAP.

This ratio will be calculated at the end of each reporting period for which the Bank requires financial statements using the results of the twelve-month period ending with that reporting period.

9.	ENFORCING THIS AGREEMENT; MISCELLANEOUS
9.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.
9.2	California Law. This Agreement is governed by California law.
9.3 Successors and Assigns. This Agreement is binding on the Borrower’s and the Bank’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank’s prior consent. The Bank may sell participations in or assign this loan, and may exchange information about the Borrower (including, without limitation, any information regarding any hazardous substances) with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.
9.4 Dispute Resolution Provision. This paragraph, including the subparagraphs below, is referred to as the “Dispute Resolution Provision.” This Dispute Resolution Provision is a material inducement for the parties entering into this agreement.
(a)	This Dispute Resolution Provision concerns the resolution of any controversies or claims between the parties, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this agreement (including any renewals, extensions or modifications); or (ii) any document related to this agreement (collectively a “Claim”). For the purposes of this Dispute Resolution Provision only, the term “parties” shall include any parent corporation, subsidiary or affiliate of the Bank involved in the servicing, management or administration of any obligation described or evidenced by this agreement.

(b)	At the request of any party to this agreement, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U.S. Code) (the “Act”). The Act will apply even though this agreement provides that it is governed by the law of a specified state.

(c)	Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association or any successor thereof (“AAA”), and the terms of this Dispute Resolution Provision. In the event of any inconsistency, the terms of this Dispute Resolution Provision shall control. If AAA is unwilling or unable to (i) serve as the provider of arbitration or (ii) enforce any provision of this arbitration clause, the Bank may designate another arbitration organization with similar procedures to serve as the provider of arbitration.

(d)	The arbitration shall be administered by AAA and conducted, unless otherwise required by law, in any U.S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in the state specified in the governing law section of this agreement. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and have judgment entered and enforced.

(e)	The arbitrator(s) will give effect to statutes of limitation in determining any Claim and may dismiss the arbitration on the basis that the Claim is barred. For purposes of the application of any statutes of limitation, the service on AAA under applicable AAA rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s), except as set forth at subparagraph (j) of this Dispute Resolution Provision. The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this agreement.

(f)	The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, all of the parties to this agreement must consent to submission of the Claim to arbitration.

(g)	To the extent any Claims are not arbitrated, to the extent permitted by law the Claims shall be resolved in court by a judge without a jury, except any Claims which are brought in California state court shall be determined by judicial reference as described below.

(h)	Any Claim which is not arbitrated and which is brought in California state court will be resolved by a general reference to a referee (or a panel of referees) as provided in California Code of Civil Procedure Section 638. The referee (or presiding referee of the panel) shall be a retired Judge or Justice. The referee (or panel of referees) shall be selected by mutual written agreement of the parties. If the parties do not agree, the referee shall be selected by the Presiding Judge of the Court (or his or her representative) as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee shall determine all issues in accordance with existing California law and the California rules of evidence and civil procedure. The referee shall be empowered to enter equitable as well as legal relief, provide all temporary or provisional remedies, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a trial, including without limitation motions for summary judgment or summary adjudication . The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644(a) and 645. The parties reserve the right to seek appellate review of any judgment or order, including but not limited to, orders pertaining to class certification, to the same extent permitted in a court of law.

(i)	This Dispute Resolution Provision does not limit the right of any party to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or non-judicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies. The filing of a court action is not intended to constitute a waiver of the right of any party, including the suing party, thereafter to require submittal of the Claim to arbitration or judicial reference.

(j)	Any arbitration, judicial reference or trial by a judge of any Claim will take place on an individual basis without resort to any form of class or representative action (the “Class Action Waiver”). Regardless of anything else in this Dispute Resolution Provision, the validity and effect of the Class Action Waiver may be determined only by a court or referee and not by an arbitrator. The parties to this Agreement acknowledge that the Class Action Waiver is material and essential to the arbitration of any disputes between the parties and is nonseverable from the agreement to arbitrate Claims. If the Class Action Waiver is limited, voided or found unenforceable, then the parties’ agreement to arbitrate shall be null and void with respect to such proceeding, subject to the right to appeal the limitation or invalidation of the Class Action Waiver. The Parties acknowledge and agree that under no circumstances will a class action be arbitrated.

(k)	By agreeing to binding arbitration or judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury as permitted by law in respect of any Claim. Furthermore, without intending in any way to limit this Dispute Resolution Provision, to the extent any Claim is not arbitrated or submitted to judicial reference, the parties irrevocably and voluntarily waive any right they may have to a trial by jury to the extent permitted by law in respect of such Claim. This waiver of jury trial shall remain in effect even if the Class Action Waiver is limited, voided or found unenforceable. WHETHER THE CLAIM IS DECIDED BY ARBITRATION, BY JUDICIAL REFERENCE, OR BY TRIAL BY A JUDGE, THE PARTIES AGREE AND UNDERSTAND THAT THE EFFECT OF THIS AGREEMENT IS THAT THEY ARE GIVING UP THE RIGHT TO TRIAL BY JURY TO THE EXTENT PERMITTED BY LAW.
9.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.
9.6 Attorneys’ Fees. The Borrower shall reimburse the Bank for any reasonable costs and attorneys’ fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, “workout”

or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys’ fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against the Borrower under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys’ fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, “attorneys’ fees” includes the allocated costs of the Bank’s in-house counsel.
9.7 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:
(a)	represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit;

(b)	replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c)	are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.
In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail. Any reference in any related document to a “promissory note” or a “note” executed by the Borrower and dated as of the date of this Agreement shall be deemed to refer to this Agreement, as now in effect or as hereafter amended, renewed, or restated.
9.8 Indemnification. The Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrower hereunder, and (c) any litigation or proceeding related to or arising out of this Agreement, any such document or any such credit; provided, however, that the Borrower shall have no such obligation to indemnify or hold the Bank harmless to the extent such loss, liability, damages, judgments or costs result from the gross negligence or willful misconduct of the Bank, its officers, agents or employees. This indemnity includes but is not limited to attorneys’ fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrower’s obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrower, due and payable immediately without demand.
9.9 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrower, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrower may specify from time to time in writing. Notices and other communications shall be effective (i) if mailed, upon the earlier of receipt or five (5) days after deposit in the U.S. mail, first class, postage prepaid, (ii) if telecopied, when transmitted, or (iii) if hand-delivered, by courier or otherwise (including telegram, lettergram or mailgram), when delivered.
9.10 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.
9.11 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.
9.12 Prior Agreement Superseded. This Agreement supersedes the Loan Agreement entered into as of November 2, 2004, between the Bank and the Borrower, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement.
9.13 Treatment of Certain Information; Confidentiality. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its affiliates and to its and its affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or any other loan document required under or executed in connection with this Agreement or any action or proceeding relating to this Agreement or any other loan document required under or executed in connection with this Agreement or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Paragraph 9.13, to (i) any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this paragraph or (y) becomes available to the Bank or any of its affiliates on a nonconfidential basis from a source other than the Borrower.
For purposes of this paragraph, “Information” means all information received from the Borrower or any of the Borrower’s subsidiaries relating to the Borrower or any of the Borrower’s subsidiaries or any of their respective businesses, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower or any subsidiary of the Borrower. Any person required to maintain the confidentiality of Information as provided in this paragraph shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
The Bank acknowledges that (a) the Information may include material non-public information concerning the Borrower or a subsidiary of the Borrower as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.

Borrower:			Bank:

California Water Service Company			Bank of America, N.A.

By:	/s/	By:	/s/

	Martin Kropelnicki, Vice President, Chief		John C. Plecque, Senior Vice President
Financial Officer and Treasurer

Address where notices to the Borrower are to be sent:			Address where notices to the Bank are to be sent:

1720 North First Street			Pasadena — Attn: Notice Desk
San Jose, CA 95112			CA9-702-05-71
101 S. Marengo Avenue, 5th Floor
Pasadena, CA 91101-2428
Affiliate Sharing Notice. Notice to Individual Borrowers, Guarantors and Pledgors (“Obligors”): From time to time Bank of America, N.A. (the “Bank”) may share information about the Obligor’s experience with Bank of America Corporation (or any successor company) and its subsidiaries and affiliated companies (the “Affiliates”). The Bank may also share with the Affiliates credit-related information contained in any applications, from credit reports and information it may obtain about the Obligor from outside sources. If the Obligor is an individual, the Obligor may instruct the Bank not to share this information with the Affiliates. The Obligor can make this election by (1) calling the Bank at 1.888.341.5000, (2) visiting the Bank online at www.bankofamerica.com, selecting “Privacy & Security,” and then selecting “Set Your Privacy Preferences,” or (3) contacting the Obligor’s client manager or local banking center. To help the Bank complete the Obligor’s request, the Obligor should include the Obligor’s name, address, phone number, account number(s) and social security number. If the Obligor makes this election, certain products or services may not be made available to the Obligor. This request will apply to information from applications, consumer reports and other outside sources only, and may take six to eight weeks to be fully effective. Through the normal course of doing business, including servicing the Obligor’s accounts and better serving the Obligor’s financial needs, the Bank will continue to share transaction and account experience information, as well as other general information among the Affiliates. The Bank may change this policy from time to time. Visit our website, www.bankofamerica.com, for the latest policy.
USA Patriot Act Notice. Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account or obtains a loan. The Bank will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information. The Bank may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of the Borrower, guarantors or other related persons.